Exhibit 99.1

Media Contacts	Covad Investor Relations
Michael Doherty	Robert Dougherty
Covad Communications	Covad Communications
408-952-7431	408-434-2130
mdoherty@covad.com	investorrelations@covad.com
Robert M. Neumeister, Jr. Joins Covad Board of
Directors
San Jose, Calif. (April 21, 2006) — Covad Communications Group, Inc. (AMEX: DVW), a leading national provider of integrated voice and data communications, today announced that Robert M. Neumeister, Jr. has joined its Board of Directors.
“We are honored to have Bob Neumeister serve on our Board of Directors and welcome his considerable insight and experience in finance as we continue to focus on growth and profitability,” said Charles Hoffman, president and chief executive officer of Covad.
“I am very pleased to be joining Covad’s Board of Directors at this time,” said Neumeister. “The company has demonstrated solid results and a commitment to maintaining its leadership in the telecommunications industry and I look forward to helping Covad achieve its goals.”
Neumeister is currently Executive Vice President and Chief Financial Officer at Linux Networx, a privately-held high-performance computer company. Before that he was Executive Vice President and Chief Financial Officer at Dex Media, Inc. As one of the top executives responsible for spinning off the company from Qwest, Neumeister’s leadership enabled Dex Media to achieve $11 billion in total capitalization from a $1.5 billion cash investment.
Before serving at Dex Media, Neumeister oversaw two start-up companies as Chief Financial Officer. Neumeister brings extensive telecommunications experience to Covad, having held financial leadership positions at Nortel, Sprint PCS, and Intel. Neumeister’s most recent role at Intel was Vice President of Finance, where he provided the primary financial support for the operating units of the company and directed a staff of over 800 employees worldwide.
At Sprint PCS, Neumeister served as Chief Financial Officer and was responsible for establishing the core organizational infrastructure and funding during the start-up phase of the company. At Nortel, where his roles included Vice President and Controller, and Vice President of Finance, he managed and coordinated the companies’ financial operations both domestically and internationally, including Japan, Canada, and Latin America. Neumeister is also a Board Member for VA Software Corporation in Fremont, CA and Symmetricom Inc. in San Jose, CA.

After receiving a bachelor’s degree from Vanderbilt University in Nashville, TN, Neumeister earned a master’s degree in business administration from the Colgate Darden School of Business at the University of Virginia.
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About Covad
Covad is a leading nationwide provider of broadband voice and data communications. The company offers DSL, Voice over IP, T1, Web hosting, managed security, IP and dial-up, broadband wireless, and bundled voice and data services directly through Covad’s network and through Internet Service Providers, value-added resellers, telecommunications carriers and affinity groups to small and medium-sized businesses and home users. Covad broadband services are currently available across the nation in 44 states and 235 Metropolitan Statistical Areas (MSAs) and can be purchased by more than 57 million homes and businesses, which represent over 50 percent of all US homes and businesses. Corporate headquarters is located at 110 Rio Robles San Jose, CA 95134. Telephone: 1-888-GO-COVAD.
Web Site: www.covad.com.